EXHIBIT 11

The following table sets forth the computation of basic and diluted earnings per share:

	Three months ended June 30,		Six months ended June 30,
	2001	2000	2001	2000

Numerator:

Net (loss)	(1,565,755)	(1,475,164)	(2,990,756)	(3,238,644)

Dividends on Series A preferred stock	(772)	(5,703)	(1,535)	(11,406)

Dividends on Series B preferred stock	(51,608)	(52,213)	(103,389)	(104,426)

Numerator for basic and diluted earnings (loss) per share-income (loss) available to common shareholders	(1,618,135)	(1,533,080)	(3,095,680)	(3,354,476)

Denominator:

Denominator for basic earnings (loss) per share- weighted average shares outstanding	9,195,435	7,339,177	9,093,531	7,114,522

Effect of dilutive securities Warrants	—	—	—	—

Dilutive potential common shares denominator for diluted earnings (loss) per share adjusted weighted-average shares and assumed conversion	9,195,435	7,339,177	9,093,531	7,114,522

Basic earnings (loss) per share	(0.18)	(0.21)	(0.34)	(0.47)

Diluted earnings (loss) per share	(0.18)	(0.21)	(0.34)	(0.47)